Exhibit 99.4

AMENDMENT NO. 5 TO

INFINITY PHARMACEUTICALS, INC.

2000 STOCK INCENTIVE PLAN

The Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan, as amended, be and hereby is amended to delete Article Five, Section I.A. in its entirety and to insert the following in lieu thereof as a new Article Five, Section I.A.:

“Notwithstanding anything to the contrary contained herein:

(1) Each non-employee director shall receive on the date of his or her initial election to the Board, a Non-Statutory Option to purchase 9,375 shares of Common Stock (the “Initial Option”). Shares of Common Stock subject to the Initial Option will become exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the Initial Option continues to serve as a director.

(2) Each non-employee director shall, on the date of the 2009 Annual Stockholders Meeting and on the date of each Annual Stockholders Meeting thereafter, receive a Non-Statutory Option to purchase 5,625 shares of Common Stock (an “Annual Option”). Shares of Common Stock subject to the Annual Option will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the Annual Option continues to serve as a director.

(3) The non-employee director who serves as the lead outside director of the Board shall receive an additional Non-Statutory Option to purchase 9,375 shares of Common Stock upon the date of commencement of service in such position and on the date of each Annual Stockholders Meeting thereafter. Shares of Common Stock subject to each such option will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of such option continues to serve as the lead outside director.

(4) The non-employee director who serves as the chair of the audit committee of the Board and the non-employee director who serves as the chair of the research and development committee of the Board shall each receive an additional Non-Statutory Option to purchase 3,750 shares of Common Stock upon the date of commencement of service in such position and on the date of each Annual Stockholders Meeting thereafter. Shares of Common Stock subject to such options will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as the chair of the audit committee or the chair of the research and development committee, as applicable.

(5) The non-employee director who serves as the chair of the nominating and corporate governance committee of the Board, if such person is not also the lead outside director of the Board, and the non-employee director who serves as the chair of the compensation committee of the Board shall each receive an additional Non-Statutory Option to purchase 1,875 shares of Common Stock upon the date of commencement of service in such position and on the date of each Annual Stockholders Meeting thereafter. Shares of Common Stock subject to such options will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as the chair of the nominating and corporate governance committee or the chair of the compensation committee, as applicable.”